                            Exhibit (n)

POWER OF ATTORNEY

The undersigned, duly elected trustees of Capstone Church Bond Fund ("Fund"), hereby appoint Edward Jaroski, Richard Nunn and Olivia Adler and each of them individually, as attorney-in-fact and agent to do any and all acts and things, and execute in their names any and all instruments, which said attorneys and agents may deem necessary or advisable to enable the Fund to comply with the Investment Company Act of 1940, the Securities Act of 1933, any requirements of the Securities and Exchange Commission in respect thereof and any state securities laws, in connection with the registration under said Acts of the Fund and the shares of the Fund, the offerings of shares of the Fund, offers to repurchase shares of the Fund, including specifically power and authority to sign their names to any and all Notifications of Registration, Registration Statements and applications for exemptive relief to be filed with the Securities and Exchange Commission under either of said Acts in respect to the Fund and such shares of the Fund, and any amendments (including pre-effective and post-effective amendments) or applications for amendment or supplements of or to such Notifications of Registration, Registration Statements and applications for exemptive relief, and to file the same with the Securities and Exchange Commission; and the undersigned do hereby ratify and confirm all that said attorneys and agents, and each of them, shall do or cause to be done by virtue hereof. Any one of said agents and attorneys shall have, and may exercise, without the others, all the powers conferred hereby.

IN WITNESS WHEREOF, the undersigned have signed their names hereto as of the 16th day of November, 2004.

/s/ James F. Leary	Date: November 16, 2004
James F. Leary

/s/ Leonard B. Melley, Jr.	Date: November 16, 2004
Leonard B. Melley, Jr.

/s/ John R. Parker	Date: November 16, 2004
John R. Parker

/s/ Bernard J. Vaughan	Date: November 16, 2004
Bernard J. Vaughan